EXHIBIT 23.1
Consent of Independent Auditors

We consent to the incorporation by reference in the following Registration Statements (Form S-1 Nos. 333-204905 and 333-213676, Form S-3 Nos. 333-214507, 333-218252, 333-227227, 333-229283, 333-233978, 333-238197, 333-254000, 333-271225, and 333-279992, Form S-4 No. 333-235666, and Form S-8 Nos. 333-211490, 333-211491, 333-226767, 333-241661, 333-256080, 333-256082, 333-256083, 333-268199, and 333-271655) of Avalo Therapeutics, Inc. of our report dated June 3, 2024, (except for Note 2, as to which the date is June 24, 2024) with respect to the financial statements of AlmataBio, Inc. for the period from April 28, 2023 (date of inception) to December 31, 2023 included in this Current Report on Amendment No. 2 to Form 8-K/A of Avalo Therapeutics, Inc. dated June 24, 2024.

/s/ Ernst & Young LLP

Tysons, Virginia
June 24, 2024